EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Home Federal Bancorp, Inc. of Louisiana

We consent to the incorporation by reference in the Registration Statement of Home Federal Bancorp, Inc. of Louisiana on Form S-8 (Registration Nos. 333-122143 and 333-136537) of our report dated September 26, 2008, relating to the consolidated financial statements of Home Federal Bancorp, Inc. of Louisiana, which appears in this Form 10-K.

A Professional Accounting Corporation

Metairie, Louisiana
September 29, 2008

110 Veterans Memorial Boulevard, Suite 200, Metairie, LA 70005-4958 ● 504.835.5522 ● Fax 504.835.5535
5100 Village Walk, Suite 202, Covington, LA 70433-4012 ● 985.892.5850 ● Fax 985.892.5956
Town Hall West, 10000 Perkins Rowe, Ste. 200, Baton Rouge, LA 70810-1797 ● 225.296.5150 ● Fax 225.296.5151
www.laporte.com

RSM McGladrey Network
An Independently Owned Member